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                        LIBERTY FINANCIAL COMPANIES, INC.

          EXHIBIT 11 - Statement re Computation of Per Share Earnings (in millions, except share and per share amounts)



                                                 Three Months Ended
                                                      March 31
                                                 ------------------
                                                1997             1996
                                                ----             ----
Primary net income per common share:

 Net income                                 $      35.0      $      23.8
 Less:  cumulative preferred dividends              0.2              0.2
                                            -----------      -----------
    Net income available for common
     shareholders                           $      34.8      $      23.6
                                            ===========      ===========

 Weighted average shares outstanding         28,775,797       27,781,577
 Common stock equivalents                     1,714,353        1,480,752
                                            -----------      -----------
     Total                                   30,490,150       29,262,329
                                            ===========      ===========

Primary net income per common share         $      1.14      $      0.81
                                            ===========      ===========

Fully diluted net income per common share:

 Net income                                 $      35.0      $      23.8
                                            ===========      ===========

 Weighted average shares outstanding         28,775,797       27,781,577
 Common stock equivalents                     1,714,353        1,486,397
 Convertible preferred stock                    345,638          346,062
                                            -----------      -----------
     Total                                   30,835,788       29,614,036
                                            ===========      ===========

 Fully diluted net income per common share  $      1.14      $      0.80
                                            ===========      ===========


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